[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

ELESTAT™ (EPINASTINE) CO-PROMOTION AGREEMENT

THIS ELESTAT™ (EPINASTINE) CO-PROMOTION AGREEMENT is entered into as of December 8th, 2003 by and between ALLERGAN SALES, LLC., a Delaware limited liability company (formerly ALLERGAN SALES, INC., a Delaware corporation), having an address of 2525 Dupont Drive, Irvine, California 92612 (hereinafter referred to as “ALLERGAN”), and INSPIRE PHARMACEUTICALS, INC., a Delaware corporation, having an address of 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703 (hereinafter referred to as “INSPIRE”).

RECITALS

WHEREAS, INSPIRE and ALLERGAN and its Affiliates, Allergan, Inc. and Allergan Pharmaceuticals Holdings (Ireland) Ltd., are parties to that certain License, Development and Marketing Agreement dated as of June 22, 2001, as amended (the “Restasis/INS365 Agreement”), under which INSPIRE, among other things, is retaining sales representatives and building a sales force; and

WHEREAS, ALLERGAN has exclusive rights to Elestat in the Territory (as each is hereinafter defined) by virtue of a Development and License Agreement dated December 15, 1999 (the “Existing Agreement”) with Boeringer Ingelheim International GmbH (“BII”); and

WHEREAS, ALLERGAN has received Regulatory Approval (as hereinafter defined) to market and sell Elestat in the Territory; and

WHEREAS, INSPIRE desires to provide a professional Sales Force (as hereinafter defined), and ALLERGAN desires to engage such Sales Force, to Call on the Field of Use (as each such term is hereinafter defined), all subject to the terms and conditions set forth in this Agreement (as hereinafter defined).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS.

1.1 “AAA” shall have the meaning assigned to such term in Section 12.9.1 hereof.

1.2 “ACCME” shall have the meaning assigned to such term in Section 3.2.3 hereof.

1.3 “ACCME Standards” shall have the meaning assigned to such term in Section 3.2.3 hereof.

1.4 “Adverse Reaction Reports” shall have the meaning assigned to such term in Section 6.2.2 hereof.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

1.5 “Affiliate” shall mean, with respect to a party, any individual, sole proprietorship, firm, partnership, corporation, trust, joint venture or other entity, whether de jure or de facto, which, directly or indirectly, controls, is controlled by or is under common control with such party. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of a person or entity, whether by the ownership of stock, by contract or otherwise.

1.6 “Agreement” shall mean this Elestat™ (Epinastine) Co-Promotion Agreement together with all appendices, exhibits and schedules hereto, as the same may hereinafter be amended or supplemented from time to time in accordance with the Agreement.

1.7 “ALLERGAN” shall have the meaning assigned to such term in the preamble hereof.

1.8 “ALLERGAN Indemnified Claim” shall have the meaning assigned to such term in Section 10.2.2 hereof.

1.9 “ALLERGAN Indemnified Parties” shall have the meaning assigned to such term in Section 10.2.1 hereof.

1.10 “AMA” shall have the meaning assigned to such term in Section 3.2.2 hereof.

1.11 “AMA Guidelines” shall have the meaning assigned to such term in Section 3.2.2 hereof.

1.12 “Anti-Kickback Statute” shall have the meaning assigned to such term in Section 3.2.2 hereof.

1.13 “Applicable Laws” shall mean: (a) all applicable federal, state and local laws, ordinances, rules and regulations applicable to this Agreement or the activities contemplated hereunder, including without limitation, the FD&C Act and equivalent state laws and regulations, whether such laws and regulations are now or hereafter in effect; and (b) any requirements under any license agreement applicable to Elestat in the Territory including, without limitation, the Existing Agreement.

1.14 “BII” shall have the meaning assigned to such term in the recitals.

1.15 “Breaching Party” shall have the meaning assigned to such term in Section 8.2.

1.16 “Calendar Quarter” shall mean each of the three (3) month periods commencing with January 1st, April 1st, July 1st and October 1st and ending, respectively, on the following March 31st, June 30th, September 30th and December 31st.

1.17 “Call” shall mean a visit by a member of the Sales Force to the Field of Use.

1.18 “cGMP” shall mean current Good Manufacturing Practice as promulgated under and in accordance with the U.S. Federal Food, Drug, and Cosmetic Act, Title 21 of the U.S. Code of Federal Regulations Parts 210 and 211, as such may be amended from time to time, or any successor thereto.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

1.19 “Commercial Year” shall mean the First Commercial Year and thereafter each calendar year of 365 days (or 366 days in a leap year) during the Term; provided that the last Commercial Year shall end on the final day of the Term.

1.20 “Confidential Information” shall have the meaning assigned to such term in Section 11.1.1 hereof.

1.21 “Definitive Agreement” shall have the meaning assigned to such term in Section 3.10.1 hereof.

1.22 “Direct Competitor” shall mean any Third Party that manufactures, markets or sells any then currently promoted prescription ophthalmic product.

1.23 “Effective Date” shall mean the date set forth in the preamble hereof.

1.24 “Elestat” shall mean ALLERGAN’s proprietary ophthalmic anti-allergy product epinastine ophthalmic solution 0.05%, in finished pharmaceutical form, in any formulation, packaged for sale (or, as applicable, distribution as samples) to Third Parties.

1.25 “Elestat Labeling” shall mean: (a) the FDA full prescribing information for Elestat, including any required patient information; and (b) all labels and other written, printed or graphic matter upon any container, wrapper or any package insert or outsert utilized with, or for, Elestat.

1.26 “Elestat Tail Payments” shall have the meaning assigned to such term in Section 4.2.1 hereof.

1.27 “Elestat Tail Year” shall mean [confidential treatment requested] twelve (12)-month periods following the expiration or termination of this Agreement; the first such Elestat Tail Year shall commence on the first day after the effective date of such termination or expiration and end on the last day of the last month of such twelve (12)-month period and so on year-by-year.

1.28 “Existing Agreement” shall have the meaning assigned to such term in the recitals hereof.

1.29 “FDA” shall mean the United States Food and Drug Administration or any successor entity.

1.30 “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetics Act, Title 21 of the U.S. Code Section 321 et seq., as amended, and the regulations promulgated thereunder from time to time.

1.31 “Field of Use” shall mean the fields of Ophthalmology, Optometry and Allergist prescribers.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

1.32 “First Commercial Year” shall mean the period commencing on the Effective Date and ending on December 31, 2004.

1.33 “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied by the party at issue.

1.34 “Information” shall have the meaning assigned to such term in Section 11.1.1 hereof.

1.35 “INSPIRE” shall have the meaning assigned to such term in the preamble hereof.

1.36 “INSPIRE Indemnified Claim” shall have the meaning assigned to such term in Section 10.1.2 hereof.

1.37 “INSPIRE Indemnified Parties” shall have the meaning assigned to such term in Section 10.1.1 hereof.

1.38 “IMS” shall mean IMS Health Incorporated or any successor organization.

1.39 “JCC” or “Joint Commercialization Committee” shall mean the Joint Commercialization Committee formed by the parties pursuant to the Restasis/INS365 Agreement to coordinate marketing, promotion and detailing strategies, plans and budgets under such Restasis/INS365 Agreement.

1.40 “Liabilities” shall have the meaning assigned to such term in Section 10.1.1 hereof.

1.41 “Marketing Plan” and “Marketing Plans” shall have the meanings assigned to such terms in Section 2.2.

1.42 “Marketing Costs” shall have the meaning assigned to such term in Section 3.4 hereof.

1.43 “NDA” shall mean a New Drug Application in the U.S. as defined in Title 21 of the U.S. Code of Federal Regulations, Section 314.50, et. seq.

1.44 “Net Sales” shall mean the gross amount invoiced for sales of Elestat by ALLERGAN, or its Affiliates, in arm’s length sales to Third Parties in the Territory, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated:

(a) credits or allowances for damaged products, returns or rejections of Elestat and retroactive price reductions;

(b) normal and customary trade, cash and quantity discounts, allowances and credits;

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

(c) chargeback payments, rebates and fees (or the equivalent thereof) granted or paid to managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers;

(d) commissions paid to Third Parties other than sales personnel, sales representatives and sales agents;

(e) the allocation of freight, postage, shipping (including insurance) and other transportation; and

(f) sales, value-added and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale).

1.45 “Non-serious Adverse Drug Experience” shall have the meaning assigned to such term in Section 6.2.1 hereof.

1.46 “Non-breaching Party” shall have the meaning assigned to such term in Section 8.2 hereof.

1.47 “Notice” shall have the meaning assigned to such term in Section 3.10.1 hereof.

1.48 “Outdated Stock” shall have the meaning assigned to such term in Section 4.3.2.

1.49 “PDMA” shall mean the Prescription Drug Marketing Act of 1987, Title 21 of the U.S. Code of Federal Regulations, Parts 203 and 205, as amended, and any final regulations or guidances promulgated thereunder from time-to-time.

1.50 “PhRMA” and “PhRMA Code” shall have the meanings assigned to such terms in Section 3.2.2 hereof.

1.51 “Presentation” shall mean a Primary or Secondary Presentation.

1.52 “Primary Presentation” shall mean a Call during which key product attributes of Elestat are verbally promoted and detailed in the first (or only) position on such Call; provided, however, that: (1) no more than one presentation in any Call shall be considered a Primary Presentation; and (2) a majority of the Call time shall be spent detailing Elestat during the Call.

1.53 “Promotional Materials” shall mean all sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including, but not limited to, journal advertisements, sales aids, formulary binders, reprints, direct mail, direct-to-consumer advertising, Internet postings, broadcast advertisements and sales reminder aids (for example, scratch pads, pens and other such items), in each case created by a party, or on its behalf, and used or intended for use by INSPIRE in connection with any promotion of Elestat hereunder, but excluding Elestat Labeling.

1.54 “Proposal” shall have the meaning assigned to such term in Section 3.10.1 hereof.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

1.55 “Regulatory Approval” shall mean all approvals (including, but not limited to, NDA approval, labeling, pricing and reimbursement approvals), product, biologic and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, which are necessary for the commercial manufacture, use, storage, importation, export, transport or sale of Elestat in the Territory.

1.56 “Restasis/INS365 Agreement” shall have the meaning assigned to such term in the recitals.

1.57 “Revised Net Sales” shall mean Net Sales multiplied by the fraction A/B where: (a) A is equal to the total prescriptions filled for Elestat in the Field of Use in the Territory, for a given period; and (b) B is equal to the total prescriptions filled for Elestat in the Territory, for a given period; as reported by IMS, Verispan or other mutually agreed upon reliable data source.

1.58 “Sales Force” shall mean INSPIRE’s sales personnel primarily calling on the Field of Use.

1.59 “Secondary Presentation” shall mean a Call during which key product attributes of Elestat, are verbally promoted and detailed in the second position on such Call; provided, however, that no more than one presentation in any Call shall be considered a Secondary Presentation.

1.60 “Serious Adverse Drug Experience” shall have the meaning assigned to such term in Section 6.2.1 hereof.

1.61 “Standard Unit Cost” shall mean ALLERGAN’s standard unit cost to manufacture Elestat including direct labor, direct material and overhead and all direct and indirect product costs incident to and necessary for production or manufacturing operations or processes, all according to GAAP applied on a consistent basis.

1.62 “Term” shall have the meaning assigned to such term in Section 8.1 hereof.

1.63 “Territory” shall mean the United States and its territories and possessions.

1.64 “Third Party” shall mean any entity other than ALLERGAN or INSPIRE or an Affiliate of ALLERGAN or INSPIRE.

1.65 “Trademarks” shall mean: (a) with respect to ALLERGAN, the logos, trademarks, trade names and service marks of ALLERGAN listed as ALLERGAN’s on Schedule A attached hereto, such marks being owned and registered by ALLERGAN or exclusively licensed to ALLERGAN by BII or an ALLERGAN Affiliate; and (b) with respect to INSPIRE, the logos, trademarks, trade names and service marks of INSPIRE listed as INSPIRE’s on Schedule A attached hereto, such marks being owned and registered by INSPIRE.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

1.66 “United States” or “U.S.” shall mean The United States of America.

1.67 “Urgent Regulatory Information” shall have the meaning assigned to such term in Section 6.2.1 hereof

2.	OBJECTIVES; MANAGEMENT.

2.1 Management; The JCC.

2.1.1 It is the objective of the parties to market, promote and detail Elestat to the Field of Use during the Term in accordance with the provisions of this Agreement. In order to coordinate their efforts, management of the parties activities hereunder shall be the responsibility of the Joint Commercialization Committee. In addition to its obligations under the Restasis/INS365 Agreement, the JCC shall meet at mutually agreeable times and locations, but in no case less than once per Calendar Quarter, to formulate, coordinate, and implement Marketing Plans for Elestat and to make any determinations required under this Agreement including, without limitation, Sections 3.3, 3.12, 6.3 and 11.1.3. Meetings will be conducted according to the procedures set out in, and the JCC shall be governed by and all decisions shall be made in accordance with, the provisions of Sections 6.1, 6.3, 6.4 and 6.5 of the Restasis/INS365 Agreement; provided however, that if the JCC Executive Officers (as that term is defined in the Restasis/INS365 Agreement) cannot reach a mutually acceptable decision within fifteen (15) days after a matter in dispute under this Agreement has been referred to them, then INSPIRE, subject to Section 3.4 shall have final decision-making authority with respect to disputes relating to the promotion and detailing of Elestat, and ALLERGAN shall have final decision-making authority with respect to disputes relating to: (1) material legal issues that could reasonably be expected to adversely impact the Regulatory Approvals; (2) pricing, product positioning, sales strategy and channel placement of Elestat; or (3) regulatory compliance issues; except that all decisions of the JCC relating to allocation of costs described in subsections (e), (f) and (g) of Section 2.1.2 must be made by unanimous decision of the JCC members.

2.1.2 In addition to the responsibilities set forth elsewhere in this Agreement, the JCC shall provide input and recommendations regarding the marketing of Elestat to the Field of Use during the Term, and shall, without limitation, perform the following functions:

(a) review and approve each Marketing Plan in accordance with the procedure set forth in Section 2.2;

(b) review and approve decisions relating to pricing, product positioning, sales strategy, supply chain management including pipeline inventory and channel placement of Elestat;

(c) determine the overall product strategy for Elestat under this Agreement and review all major promotional, sales and strategic decisions;

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

(d) provide a mechanism for the exchange of Information between the parties;

(e) review and approve any recommended or required post-Regulatory Approval clinical trials including, without limitation, determinations regarding the necessity for such clinical trials and an appropriate allocation between the parties of the costs for same;

(f) oversee, approve and coordinate any additional communication activities or other strategic marketing activities to be undertaken during the Term, including, without limitation, a determination of an appropriate allocation between the parties of the costs for same;

(g) review, approve and coordinate any additional services/activities contemplated in this Agreement to be provided by INSPIRE to assist ALLERGAN in performing its responsibilities hereunder including, without limitation, those set forth in Section 3.12, along with an appropriate allocation between the parties of the costs for same;

(h) review and provide guidance with respect to any actual or anticipated difficulties ALLERGAN is encountering in meeting market demand for Elestat; and

(i) if ALLERGAN decides to develop a line extension to Elestat during the Term, ALLERGAN will promptly inform INSPIRE and negotiate in good faith through the JCC to reach a development and commercialization agreement for such line extension with INSPIRE.

(j) such other functions as may be assigned to the JCC pursuant to this Agreement or as may be agreed upon by the parties, in writing, from time to time.

2.2 Marketing Plan. Inspire shall submit a detailed marketing plan for Elestat in the Field of Use covering the first three Commercial Years (i.e., through December 31, 2006) within thirty (30) days of the Effective Date and, thereafter, for the fourth Commercial Year and each subsequent Commercial Year, not later than August 1 of the prior Commercial Year (each a “Marketing Plan” and, collectively, the “Marketing Plans”), to the JCC for its review and which shall be approved by the JCC within thirty (30) days in order to allow the proper lead time for production of product requirements. Each Marketing Plan shall include: (a) a comprehensive marketing, promotion and detailing strategy for Elestat in the Field of Use; (b) a good faith sales forecast (which shall be consistent with, and in addition to, the forecasts provided pursuant to Section 3.11.6); and (c) a budget of Marketing Costs. The Marketing Plans shall also include a unit forecast, by month, of the number of samples required by INSPIRE. ALLERGAN hereby agrees that it shall be responsible for and shall provide the data, information and cooperation reasonably requested by INSPIRE to produce and implement each Marketing Plan. Although the parties intend to work cooperatively, INSPIRE shall be the party responsible for implementing the activities referenced in the Marketing Plan.

3.	PROMOTION OF ELESTAT.

3.1 Grant. During the Term, and subject to the terms and conditions of this Agreement, ALLERGAN hereby grants to INSPIRE the exclusive right to co-promote and detail

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

Elestat under this Agreement under ALLERGAN’s Trademarks in the Field of Use in the Territory. This provision shall not preclude ALLERGAN from marketing, promoting and detailing Elestat (or, subject to Section 3.10, granting to Third Parties the right to market, promote and detail Elestat): (a) outside the Field of Use; or (b) outside the Territory. This provision shall also not preclude ALLERGAN from marketing, co-marketing, promoting, co-promoting and detailing any other product in the Field of Use in the Territory.

3.2 Promotion Efforts. During the Term, and subject to the terms and conditions of this Agreement, INSPIRE shall, in cooperation with ALLERGAN, use commercially reasonable efforts to market, promote and detail Elestat utilizing qualified field sales staff as its Sales Force in accordance with the then-current Marketing Plan. In addition, each party agrees:

3.2.1 that ALLERGAN shall have the exclusive right and obligation to manage reimbursement for Elestat in the appropriate reimbursement channels (health maintenance organizations, pharmacy benefit management companies and institutional customers); provided that:(1) ALLERGAN shall use the same diligence it employs with respect to similar products of similar commercial size in the ophthalmology and allergy therapeutic areas to such entities and institutions and (2) INSPIRE shall be fully updated of all ALLERGAN efforts through the JCC meetings. In carrying out its obligations under this Section 3.2.1, ALLERGAN agrees to [confidential treatment requested].

3.2.2 that each party shall, in all material respects, conform its practices and procedures relating to the marketing, detailing and promotion of Elestat to all Applicable Laws and guidelines, including the PDMA, the Federal Health Care Programs Anti-Kickback Law, Title 42 of the U.S. Code Section 1320a-7b(b) (the “Anti-Kickback Statute”), the Pharmaceutical Research and Manufacturers of America (“PhRMA”) Code of Pharmaceutical Marketing Practices (the “PhRMA Code”) and the American Medical Association (“AMA”) Guidelines on Gifts to Physicians from Industry (the “AMA Guidelines”), as the same may be amended from time to time, and shall promptly notify the other party of, and provide the other party with a copy of, any correspondence or other reports with respect to the marketing, detailing and promotion of Elestat submitted to or received from the U.S. Department of Health and Human Services or its components (including the FDA and the Office of the Inspector General), PhRMA or the AMA relating to such laws, regulations and guidelines;

3.2.3 that each party shall, in all material respects, conform its practices and procedures relating to educating the medical community in the United States with respect to Elestat to the Accreditation Council for Continuing Medical Education (“ACCME”) Standards for Commercial Support of Continuing Medical Education (the “ACCME Standards”) and any applicable and enforceable FDA regulations or guidelines, as the same may be amended from time to time, and promptly notify the other party of, and provide the other party with a copy of, any correspondence or other reports submitted to or received from the ACCME with respect to Elestat relating to the ACCME Standards or such FDA regulations;

3.2.4 that each party shall, in connection with the promotion and detailing of Elestat hereunder, make no statement, representation or warranty, oral or written, to Third Parties, concerning Elestat that is inconsistent with, or contrary to, the Elestat Labeling or Promotional Materials; and

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

3.2.5 that each party shall, in all material respects, conform its practices and procedures relating to sampling in the Territory to sampling practices and procedures in compliance with the PDMA.

3.3 Detailing Requirements. During each Commercial Year, INSPIRE shall use commercially reasonable efforts to market, promote and detail Elestat to the Field of Use in the Territory. INSPIRE further agrees to use commercially reasonable efforts to have its Sales Force provided a minimum of [confidential treatment requested] Calls during each month (which amount shall be prorated for any periods of less than a month) of the spring and fall allergy seasons (as determined by the JCC) with the Sales Force as provided in Section 3.6. During such spring and fall allergy seasons, INSPIRE agrees that the sales detail commitment shall be, at a minimum, a Secondary Presentation for all called upon physicians in the Field of Use. INSPIRE shall maintain records of Calls made by its Sales Force that will accurately represent the number of Primary and Secondary Presentations made for Elestat in the Field of Use. During the Term, INSPIRE shall issue reports to ALLERGAN within thirty (30) days after the end of each month showing the number of Primary and Secondary Presentations made in the Field of Use for Elestat. Additionally, for the first six (6) months of this Agreement, INSPIRE shall provide ALLERGAN with an accurate weekly report of total prescriptions for Elestat in the Field of Use for the preceding week, to the extent that such data is available on a timely basis from IMS. ALLERGAN shall be entitled to audit the source data and documents used to compile such reports pursuant to the provisions of Article 7.

3.4 Marketing Costs. INSPIRE shall bear all cost and expense of its marketing, promotion, advertising, and detailing activities hereunder including, without limitation, its costs to develop and create Promotional Materials (as set forth in the budget of the applicable Marketing Plan and approved by the JCC), as well as the costs associated with its Sales Force occasionally performing minor administrative functions in support of ALLERGAN’s customer support activities. INSPIRE agrees its annual out-of-pocket costs for promotion and advertising (excluding detailing and Sales Force costs) (“Marketing Costs”) shall not be less than two million dollars ($2,000,000) for the First Commercial Year and each Commercial Year thereafter (which amount shall be prorated for any Commercial Year of less than twelve (12) months) during the Term.

3.5 Samples. Notwithstanding any other provision of this Agreement, all product samples supplied by ALLERGAN to INSPIRE shall be delivered to INSPIRE’s Sales Force at ALLERGAN’s Standard Unit Cost plus shipping and handling expenses. ALLERGAN shall ship the samples, at least quarterly, along with an invoice for same, to INSPIRE in accordance with the month-by-month forecast for samples set forth in the Marketing Plan for such Commercial Year, payment to be made by INSPIRE within thirty (30) days of delivery. INSPIRE shall be entitled to audit ALLERGAN’s calculation of Standard Unit Cost, as well as shipping and handling expenses pursuant to the provisions of Article 7 hereof.

3.6 Sales Force. INSPIRE hereby agrees that no later than forty five (45) days after the later of: (a) the first physical shipment of Elestat to the trade by ALLERGAN; or (b) January 1, 2004;

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

and thereafter through-out the Term, the Sales Force shall be comprised of [confidential treatment requested] sales persons who are full time employees of INSPIRE and that are making Calls on the Field of Use. INSPIRE shall not permit any of its sales personnel to promote Elestat unless such sales personnel have been fully trained and qualified in accordance with Section 3.11.3. INSPIRE shall be responsible for the compliance of its Sales Force with all relevant terms of this Agreement and the Marketing Plan. INSPIRE shall give prompt written notice to ALLERGAN of the date on which the Sales Force commences promoting Elestat in the Field of Use hereunder.

3.7 Proprietary Rights in Elestat. Except as may be necessary for INSPIRE to market, promote and detail Elestat as contemplated in this Agreement: (a) ALLERGAN retains and shall at all times retain all proprietary rights and proprietary interests in Elestat until sold by Allergan; and (b) INSPIRE will neither have nor represent that it has any control or proprietary or property interests in Elestat. Except with respect to ALLERGAN’s Trademarks or as otherwise as set forth in this Agreement, nothing contained herein shall be deemed to grant INSPIRE a license or other right or interest in any patent, trademark, copyright or other similar intellectual property of ALLERGAN.

3.8 Promotional Materials.

3.8.1 During the Term, other than launch materials and any materials that have been created by ALLERGAN and approved by the JCC for use by INSPIRE, INSPIRE shall create and develop Promotional Materials relating to Elestat consistent with the Marketing Plan, it being understood that: (1) the costs of all Promotional Materials created by INSPIRE shall be borne by INSPIRE pursuant to Section 3.4; and (2) ALLERGAN shall provide all materials reasonably requested by INSPIRE in order to create and develop such Promotional Materials. All Promotional Materials shall be subject to review and approval by ALLERGAN’s Regulatory Compliance Department, such approval not to be unreasonably withheld or delayed. The parties shall establish a tracking system, or utilize ALLERGAN’s tracking system (if appropriate and mutually agreed), for Promotional Materials to ensure that all such Promotional Materials are accurately tracked and submitted to the FDA. ALLERGAN will file all Promotional Materials with the FDA if and as required by FDA regulations.

3.8.2 Except as otherwise provided in this Agreement, neither party shall distribute or have distributed any materials including, for the avoidance of doubt, any Promotional Materials bearing the name of the other without the prior written approval of such party.

3.8.3 ALLERGAN shall own all right, title and interest in and to the Promotional Materials, including all copyrights appurtenant thereto. For purposes of clarification, ALLERGAN acknowledges and agrees that it is obtaining no rights in or to any trademarks owned by INSPIRE (including, for the avoidance of doubt, INSPIRE’s Trademarks) or any copyrighted or copyrightable materials related to INSPIRE’s business or any products marketed and sold by INSPIRE. ALLERGAN hereby grants to INSPIRE the right, during the Term, to use all Promotional Materials generated pursuant to a Marketing Plan in connection with its marketing, promotion and detailing of Elestat hereunder. INSPIRE agrees that ALLERGAN may use any promotional, Phase IV or marketing materials generated by INSPIRE outside the Territory without charge.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

3.9 ALLERGAN Responsibilities. ALLERGAN shall, at its expense, have the sole right and shall take such actions with respect to Elestat as would normally be done in accordance with accepted business practices and legal requirements, to maintain the authorization and/or ability to market Elestat in the Territory, including, without limitation, the following:

3.9.1 Maintaining all required Regulatory Approvals in the Territory at its expense, including without limitation, filing NDA annual reports as required.

3.9.2 Manufacturing Elestat according to cGMP and Applicable Laws (so that at the time of shipment Elestat will not be misbranded or adulterated under the FD&C Act) based on forecasts to be supplied by INSPIRE in accordance with Section 3.11.6. ALLERGAN agrees to use commercially reasonable efforts to maintain adequate days of stock of Elestat in its inventory to promptly fill orders in the Territory, subject to Section 12.8.

3.9.3 Booking sales and distribution of Elestat hereunder and performance of related services all in accordance with Applicable Laws. If INSPIRE receives any orders for Elestat in the Territory during the Term, it shall promptly refer such orders to ALLERGAN. Commencing with the month in which the first commercial sale of Elestat in the Territory occurs, and thereafter on a monthly basis, ALLERGAN shall provide to INSPIRE within twenty (20) days after the close of each month a written sales report of Elestat sales for the preceding month which report shall be considered Confidential Information of ALLERGAN subject to restrictions set forth in Article 11 and shall be used by INSPIRE for internal business purposes only and INSPIRE acknowledges that notwithstanding any other term of this Agreement, it shall be a material breach of this Agreement if INSPIRE breaches the terms of this Section 3.9.3 including, without limitation, disclosing said sales report or any portion thereof to investors, analysts or other Third Parties or providing opinions or financial projections to Third Parties based in whole or in part on said sales reports; except that INSPIRE may use said sales report to assist it to estimate its quarterly revenue and report the same as required by law after ALLERGAN’s public release of its corresponding quarterly earnings statement. Notwithstanding the foregoing, INSPIRE agrees that it will obtain prior written consent from ALLERGAN before making public any sales data obtained from ALLERGAN on sales of Elestat, other than quarterly and annual Elestat sales and forecasts of said sales in the Territory.

3.9.4 Administer trade relations, order processing, invoicing, credit and collection, inventory and receivables, chargebacks/rebates, and the overall supply chain management in order to fill orders to wholesalers.

3.9.5 Providing customer support, including handling medical queries, and performing other functions consistent with consumer practice for prescription pharmaceuticals and with the Marketing Plans; except that INSPIRE will be responsible to supply physician ordered samples and related administration.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

3.9.6 Responding to product and medical complaints relating to Elestat.

3.9.7 Handling all returns of Elestat.

3.9.8 Handling all voluntary recalls and market withdrawals of Elestat. INSPIRE will make available to ALLERGAN, upon request and at its expense, all of INSPIRE’s pertinent records on Elestat that ALLERGAN may reasonably require to assist it in effecting any recall or market withdrawals.

3.9.9 Communicating with any governmental agencies and satisfying their requirements regarding Regulatory Approvals of Elestat in the Territory as more fully set forth in Section 6.2.3.

3.9.10 Reporting Adverse Reaction Reports to U.S. regulatory authorities as required by Applicable Law.

3.10 Right of First Refusal. If at any time during the Term, ALLERGAN desires to enter into an agreement with any Third Party to market, promote and/or detail Elestat outside the Field of Use in the Territory, ALLERGAN agrees as follows:

3.10.1 In the event that ALLERGAN and such Third Party reach agreement as to the terms of such an agreement, whether in the form of a proposed term sheet or non-binding letter of intent (collectively, a “Proposal”) ALLERGAN agrees to promptly notify INSPIRE in writing of such Proposal, which notification shall include a complete description of the terms of such Proposal (the “Notice”). INSPIRE shall have [confidential treatment requested] after receipt of the Notice to notify ALLERGAN if it is willing to enter into an agreement for such rights outside the Field of Use. During such [confidential treatment requested] period and, if INSPIRE notifies ALLERGAN of its willingness to enter into such an agreement on comparable or more favorable terms, ALLERGAN agrees to cease negotiations with the Third Party regarding the Proposal and INSPIRE and ALLERGAN shall promptly commence good faith negotiations, for a period of up to [confidential treatment requested], in an effort to reach a mutually acceptable definitive agreement for such marketing and promotion arrangement (a “Definitive Agreement”).

3.10.2 If, despite each party’s good faith efforts, ALLERGAN and INSPIRE are not able to reach agreement on and do not execute a Definitive Agreement within such [confidential treatment requested] period, ALLERGAN shall be free to enter into such an agreement regarding such licensing arrangement; provided, however, that the terms and conditions of any agreement with a Third Party taken as a whole shall be no more favorable to such Third Party than the material terms and conditions last offered by INSPIRE during the parties’ good faith negotiations.

3.10.3 If INSPIRE fails to contact ALLERGAN within the [confidential treatment requested] period or notifies ALLERGAN that it does not wish to enter into an agreement to market, promote and/or detail Elestat outside the Field of Use in the Territory under any terms, ALLERGAN may proceed to enter into an agreement with the Third Party signatory of the Proposal or any other Third Party. If, however, INSPIRE

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

notifies ALLERGAN that it is interested in acquiring the rights to market, promote and/or detail Elestat outside the Field of Use in the Territory but not on the terms set forth in the Proposal, ALLERGAN may proceed to enter into an agreement with the Third Party signatory of the Proposal; provided, however, that the material terms and conditions of any agreement with such Third Party taken as a whole shall be consistent with and in no case more favorable to such Third Party than the terms and conditions set forth in the original Proposal.

3.10.4 ALLERGAN shall promptly notify INSPIRE upon the execution of any agreement with a Third Party to market, promote and/or detail Elestat outside the Field of Use in the Territory, and shall provide a copy of the signed agreement to INSPIRE upon its request if: (1) the parties were unable to reach agreement on a Definitive Agreement under Section 3.10.2; or (2) INSPIRE, under Section 3.10.3, notifies ALLERGAN of its interest in obtaining such rights, but not on the terms set forth in the Proposal.

3.10.5 If, upon any expiration or waiver of the right of first refusal set forth in this Section 3.10, ALLERGAN enters into an agreement with any Third Party to market, promote and/or detail Elestat outside the Field of Use in the Territory, INSPIRE’s compensation hereunder shall be calculated based on Revised Net Sales in accordance with the provisions of Section 4.1.3.

3.11 INSPIRE Responsibilities. INSPIRE will work collaboratively with ALLERGAN through the JCC in connection with the marketing of Elestat in the Territory and, in addition to the rights and responsibilities set forth elsewhere in this Agreement, INSPIRE shall:

3.11.1 Use commercially reasonable efforts to commercialize Elestat in the Territory. In connection therewith, INSPIRE shall dedicate resources to the commercialization of Elestat consistent with the resources that INSPIRE, at all relevant times, would dedicate to products containing compounds with similar commercial potential to Elestat that were generated from INSPIRE’s own research efforts and that INSPIRE decided to develop commercially and market.

3.11.2 Use commercially reasonable efforts and proceed diligently to launch Elestat in the Territory as soon as possible, and in no case later than forty-five (45) days after the later of: (1) the first physical shipment of Elestat to the trade by ALLERGAN; or (2) January 1, 2004; and to perform such obligations by using, without limitation, a Sales Force with sufficient skills and experience, together with sufficient equipment and facilities.

3.11.3 INSPIRE shall, at its expense, supervise, train and maintain such competent and qualified sales representatives as may be required to promote and detail Elestat as provided herein and in the Marketing Plans, such training to include a reasonable proficiency examination for all sales representatives who will be engaged in detailing. ALLERGAN will provide reasonable assistance in the training at the launch meeting and assimilation of training materials at its expense.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

3.11.4 INSPIRE shall use commercially reasonable efforts to achieve at least fifty percent (50%) of the applicable annual Net Sales forecast set forth on Schedule B, provided there have been no material stock outages (i.e., no backorders for Elestat over thirty (30) days in any Commercial Year) during such period and subject to ALLERGAN’s performance of its obligations under Section 3.9.2.

3.11.5 Commencing with the second Calendar Quarter of 2004, INSPIRE shall furnish to ALLERGAN on or before the forty-fifth (45th) day of each Calendar Quarter, a summary of information coming to INSPIRE’s attention in the Territory concerning introductions and promotional activities of products competitive with Elestat.

3.11.6 Within thirty (30) days of the Effective Date, and thereafter, by the seventh (7th) calendar day of each month, INSPIRE shall provide ALLERGAN with a good faith eighteen (18) month rolling forecast by month of estimated unit sales of Elestat in the Territory, which forecast shall, for the avoidance of doubt (and as applicable), update and supercede the forecast set forth in the Marketing Plans.

3.11.7 At ALLERGAN’s request, INSPIRE shall provide ALLERGAN with copies of any written communications disseminated by INSPIRE generally to its Sales Force relating to marketing and promotion strategy for Elestat.

3.12 Shared Responsibilities. The parties agree to share the responsibilities and costs related to the following activities in accordance with the decisions and directions of the JCC: (a) communications; (b) the conduct of any phase IV clinical studies; and (c) other strategic marketing initiatives.

4.	PAYMENT TERMS.

4.1 Payments by ALLERGAN During Term. In consideration for INSPIRE providing marketing, promotion and detailing services in accordance with the terms and conditions of this Agreement, the parties have agreed INSPIRE shall be compensated by ALLERGAN as follows:

4.1.1 Subject to Sections 4.1.2, and 4.1.3, ALLERGAN shall pay to INSPIRE [confidential treatment requested] of Net Sales of Elestat in the Territory for each Calendar Quarter during the Term of this Agreement; provided, that INSPIRE satisfies its obligation under Section 3.11.4.

4.1.2 In any Calendar Quarter in which the Net Sales of Elestat in the Territory on an aggregate, annualized basis (together with all such Net Sales in the prior Calendar Quarter(s) of such Commercial Year, if any) for such Commercial Year will not meet or exceed INSPIRE’s obligation under Section 3.11.4, ALLERGAN shall pay INSPIRE for such Calendar Quarter based on the applicable percent of Net Sales set out in the table below. The fourth Calendar Quarter of each Commercial Year shall reconcile the actual payments made to INSPIRE hereunder with the payments that should have been made based on the final, year-end actual aggregate Net Sales in the Territory generated during that Commercial Year to true-up the aggregate, annual payment due to INSPIRE.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

Net Sales in each Commercial Year as a percent of the Annual Net Sales Forecast on Schedule B	Percent of Net Sales payable to INSPIRE
[confidential treatment requested]	[c.i.]

[confidential treatment requested]	[c.i.]

[confidential treatment requested]	[c.i.]

[confidential treatment requested]	[c.i.]

[confidential treatment requested]	[c.i.]

[confidential treatment requested]	[c.i.]

[confidential treatment requested]	[c.i.]

4.1.3 In the event that, upon the expiration or waiver of INSPIRE’s rights under Section 3.10, ALLERGAN and a Third Party enter into an agreement to market, promote and/or detail Elestat outside the Field of Use in the Territory, ALLERGAN shall pay INSPIRE in accordance with the provisions of Sections 4.1.1 and 4.1.2 except that payments shall be based on appropriate percentages of Revised Net Sales and not Net Sales.

4.2 Payments by ALLERGAN During the Elestat Tail Period.

4.2.1 Except as provided in Section 4.2.2 and Article 8, ALLERGAN shall pay to INSPIRE the following percentage of Net Sales for Elestat for each Calendar Quarter: [confidential treatment requested]

4.2.2 In the event that, prior to start of the Elestat Tail Payments, ALLERGAN and a Third Party enter into an agreement to market, promote and/or detail Elestat outside the Field of Use in the Territory, and subject to Article 8, ALLERGAN shall pay INSPIRE in accordance with the provisions of Section 4.2.1 except that payments shall be based on appropriate percentages of Revised Net Sales and not Net Sales.

4.3 PAYMENTS BY INSPIRE.

4.3.1 INSPIRE shall pay ALLERGAN a non-refundable payment of [confidential treatment requested] within thirty (30) days after the Effective Date.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

4.3.2 In the event that: (1) ALLERGAN experiences excessive expired or short dated (and therefore unsellable) inventory of Elestat (“Outdated Stock”) as a result of unit sales in the Territory a given Calendar Quarter being less than [confidential treatment requested] of the monthly rolling forecasts submitted by INSPIRE pursuant to Section 3.11.6 for such Calendar Quarter; and (2) such Outdated Stock has been manufactured in accordance with INSPIRE’s monthly rolling forecasts, plus-or-minus normal returns and allowances and in a manner consistent with ALLERGAN’s customary practices for supply chain management; then INSPIRE shall reimburse ALLERGAN for [confidential treatment requested] of the Standard Unit Costs for any such Outdated Stock; which ALLERGAN shall be entitled to deduct from the payments to be made to INSPIRE pursuant to Section 4.1.

4.4 PAYMENTS AND REPORTS.

4.4.1 Payments.

(a) Beginning with the Calendar Quarter in which the first commercial sale is made in the Territory, after the end of each of the first, second and third Calendar Quarter of each Commercial Year, ALLERGAN shall submit a statement to INSPIRE, which shall set forth: (i) the amount of Net Sales of Elestat in the Territory during such Calendar Quarter; (ii) the aggregate Net Sales of Elestat for the Commercial Year to date ; and (iii) the estimated percent of such Net Sales due INSPIRE. Each such statement shall be accompanied by the estimated payment due to INSPIRE and shall be submitted within forty-five (45) days after the end of each Calendar Quarter.

(b) Final Reconciled Payment. Beginning with the First Commercial Year, after the end of each Commercial Year hereunder, ALLERGAN shall submit a statement to INSPIRE, which shall set forth: (i) the amount of actual aggregate Net Sales of Elestat in the Territory during such Commercial Year; (ii) the actual percent of such Net Sales due INSPIRE for such Commercial Year; and (iii) a reconciliation of the payments made to INSPIRE under Section 4.4.1(a) with the final, year-end amounts that should have been paid to INSPIRE for such Commercial Year. Each such statement shall be accompanied by the final payment due to INSPIRE and shall be submitted within forty-five (45) days after the end of each Commercial Year.

4.4.2 Mode of Payment. Any payments due to a party under this Agreement shall be made in U.S. dollars by wire transfer to a bank and account designated in writing by such party, from time to time, net of any out-of-pocket transfer costs or fees, in U.S. Dollars.

4.4.3 Records Retention. ALLERGAN shall keep complete and accurate records pertaining to the sale of Elestat in the Territory, for a period of three (3) calendar years after the year in which such sales or costs occurred, and in sufficient detail to permit INSPIRE to confirm the accuracy of the estimated and final payments made by ALLERGAN hereunder.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

4.4.4 Taxes. In the event that ALLERGAN is required to withhold any tax to the tax or revenue authorities regarding any payment to INSPIRE, such amount shall be deducted from this payment to be made by ALLERGAN, and ALLERGAN shall promptly notify INSPIRE of such withholding and, within a reasonable amount of time after making such deduction, furnish INSPIRE with copies of any tax certificate or other documentation evidencing such withholding. Each party agrees to cooperate with the other party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

5.	TRADEMARKS.

5.1 Labeling; Packaging.

5.1.1 When packaged, all quantities of Elestat distributed by ALLERGAN in the Field of Use will bear ALLERGAN’s Trademarks and INSPIRE’s Trademarks with the same prominence. In addition, there will be provided a reference to BII being the licensor of Elestat. All Promotional Materials shall feature ALLERGAN’s applicable Trademarks and INSPIRE’s applicable Trademarks with the same prominence.

5.1.2 Notwithstanding the preceding, the parties acknowledge and agree that: (1) ALLERGAN shall use reasonable commercial efforts to include INSPIRE’s Trademarks on the Elestat Labeling as soon as practicable after the Effective Date; and (2) Elestat may be sold and distributed in the Territory without such inclusion in order not to delay the launch.

5.2 Ownership; Use. The ownership and use of each party’s Trademarks shall be governed by the following provisions:

5.2.1 Except with respect to rights expressly granted under this Agreement, as between the parties ALLERGAN or an Affiliate of ALLERGAN shall retain all right, title and interest in and to ALLERGAN’s Trademarks and INSPIRE shall retain all right, title and interest in and to INSPIRE’s Trademarks.

5.2.2 Each of the parties shall, at its cost and expense, file (to the extent necessary) in the Territory and endeavor in good faith to obtain the registration of its respective Trademarks in the Territory, and, when registered, thereafter use commercially reasonable efforts to maintain their respective Trademarks in the Territory. INSPIRE agrees that in using ALLERGAN Trademarks in its activities under this Agreement it will not represent in any way that it has any right or title to the ownership of ALLERGAN’s Trademarks or the registration thereof, and the registration will remain in the ownership of ALLERGAN. All use of ALLERGAN’s Trademarks pursuant to this Agreement shall inure to the benefit of ALLERGAN and all use of INSPIRE’s Trademarks pursuant to this Agreement shall inure to the benefit of INSPIRE. Prior to INSPIRE’s use of ALLERGAN’s Trademarks in connection with or in relation to materials other than Promotional Materials, INSPIRE will obtain the written approval of ALLERGAN of the form and manner of such proposed use.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

5.2.3 Each of the parties recognizes title in and to the other parties’ Trademarks and to the registration thereof, and will not, at any time, do or authorize any act or thing which impairs the rights of the other parties’ Trademarks and the registration thereof. Wherever the Trademarks are used (e.g., on any Elestat Labeling or advertisement), the first or most prominent use shall always be accompanied by a legend indicating that Elestat is a registered trademark of ALLERGAN or used under license to ALLERGAN, as the case may be.

5.2.4 INSPIRE shall, upon ALLERGAN’s request, and at ALLERGAN’s expense, reasonably assist ALLERGAN in any action reasonably necessary or desirable to protect ALLERGAN’s Trademarks used or proposed to be used hereunder. INSPIRE shall promptly notify ALLERGAN if it becomes aware of any apparent infringement by a Third Party of any of ALLERGAN’s Trademarks.

5.2.5 After discussion, and upon notice and demand from ALLERGAN, INSPIRE shall immediately discontinue the use of any of ALLERGAN’s Trademarks upon notice from a Third Party that such use is or is alleged to be an infringement of such Third Party’s trademark rights. In the event of any such Third Party notice and request by ALLERGAN to discontinue the use of an ALLERGAN Trademark: (1) ALLERGAN shall: (i) select a new trademark to be used with Elestat; and (ii) promptly notify INSPIRE in writing of such selection; and (2) thereafter such trademark shall be deemed to be an ALLERGAN Trademark hereunder.

6.	OPERATING PROCEDURES.

6.1 Exchange of Information.

6.1.1 ALLERGAN shall provide INSPIRE with such ALLERGAN information and training as INSPIRE may reasonably require and request during the Term in order to support INSPIRE’s promotion and sales effort for Elestat.

6.1.2 During the Term and subject to any other provision of this Agreement, each party will provide the other with all information relevant to the marketing, promotion and detailing of Elestat in the Field of Use within a reasonable time after such information becomes known to the party, provided such information is not received from an independent Third Party under an obligation of confidentiality.

6.2 Exchange of Safety Information for Elestat

6.2.1 For purposes of this Agreement, “Serious Adverse Drug Experience” means any adverse drug experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious Adverse Drug Experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition as more fully defined in Section

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

314.80 (or Section 600.80, as applicable) of Title 21 of the U.S. Code of Federal Regulations in the U.S. “Non-serious Adverse Drug Experience” means any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom or disease associated with the use of Elestat, whether or not considered drug related. This includes without limitation the following: drug overdose whether accidental or intentional, drug abuse, drug withdrawal, or any failure of expected pharmacological action. “Urgent Regulatory Information” includes without limitation the following: cancellation of import approval, discontinuation of marketing, recall order from the market, destruction order, instructions to revise “indication, dosage and administration,” “warnings” or “precautions for use” and any other information which influences the labeling or safety use of Elestat.

6.2.2 INSPIRE and ALLERGAN shall report to each other all safety information necessary to permit the other to make timely reports as may be required of them by any governmental regulatory agency in the Territory regarding Elestat and each hereby agrees to use commercially reasonable efforts to notify the other party of: (1) any Serious Adverse Drug Experience and its follow-up information within seventy-two (72) hours of the time such Serious Adverse Drug Experience becomes known to such party; and (2) any Non-serious Adverse Drug Experience within thirty (30) calendar days of the time such Non-serious Adverse Drug Experience becomes known to such party. All such notices, regardless whether a Serious Adverse Drug Experience or Non-serious Adverse Drug Experience, shall be on the CIOMS I form (collectively, “Adverse Reaction Reports”) as much complete as possible. Each party shall provide to the other party a copy of the periodic safety (update) report within seven (7) calendar days after its submission to the regulatory agency. Any additional Urgent Regulatory Information pertinent to the safety of the product shall be communicated between the two parties within seventy-two (72) hours from receipt of such information.

6.2.3 As provided in Section 3.9.10, and except as required by any Applicable Laws, ALLERGAN shall have the sole discretion to determine whether any Adverse Reaction Report must be reported to the FDA or any other governmental authority. All such safety information including Adverse Reaction Reports, periodic safety (update) reports, and Urgent Regulatory Information shall be addressed as follows:

in the case of INSPIRE to:	INSPIRE Pharmaceuticals, Inc.
4222 Emperor Boulevard
Suite 200
Durham, North Carolina 27703
Attention: Ms. Anita Woodring,
Director of Regulatory Affairs
Phone: 919-941-9777 ext. 285
Fax: 919-474-8507

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

with a copy to:	Reed Smith LLP
Princeton Forrestal Village
136 Main Street, Princeton, New Jersey 08540
Attention: Diane M. Frenier, Esq.
Telephone: (609) 514-5999
Facsimile: (609) 951-0824

in the case of ALLERGAN to:	ALLERGAN, Inc.
2525 Dupont Drive
Irvine, CA 92612
Attention: Dr. Frank Hong
Pharmacovigilance
Global Regulatory Affairs
Phone: (714) 246-6781
Fax: (714) 246-4272

or to such other address as may thereafter be provided by either party.

6.3 Inquiries from the Field. ALLERGAN shall respond to medical questions or inquiries relating to Elestat directed to either party. Promptly following the Effective Date, ALLERGAN shall provide INSPIRE with all reasonably necessary information which would enable INSPIRE to respond properly and promptly to any such questions or inquiries to the extent that such questions or inquiries arise in an emergency situation or INSPIRE is otherwise required by law to respond. All such information shall be considered Confidential Information of ALLERGAN to be held in confidence by INSPIRE pursuant and subject to the terms of Article 11 hereof; except with regard to providing the proper response to medical questions or inquiries relating to Elestat.

6.4 Voluntary Product Recalls. If ALLERGAN believes that a voluntary recall or market withdrawal of Elestat is necessary, ALLERGAN shall promptly notify INSPIRE and both parties shall cooperate, at ALLERGAN’s sole expense, to allow such recall or market withdrawal to occur under the direction of ALLERGAN (as set forth in Section 3.9.8). In the event of a dispute about whether to recall Elestat, ALLERGAN shall have the final authority with respect to such matters, which authority shall be exercised reasonably and in good faith and subject to Section 3.9.8 and this Section 6.4. In the event of any recall, withdrawal other action on the part of the FDA which results in Elestat being removed from the market, the JCC shall determine the impact of such a recall including, but not limited to, the continued commercial viability of Elestat and, in its discretion, may adjust the applicable annual Net Sales forecast set forth on Schedule B.

6.5 Regulatory Obligations. ALLERGAN shall be solely responsible for all activities in connection with the Regulatory Approvals for Elestat in the Territory, including without limitation communicating and preparing and filing all reports (including, without limitation, Adverse Reaction Reports) with the FDA. INSPIRE agrees to cooperate with ALLERGAN as requested, at ALLERGAN’s expense, in preparing and filing all such reports. ALLERGAN shall

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

pay all fees associated with obtaining and maintaining the Regulatory Approvals including, without limitation, any establishment license fees of ALLERGAN or Third Parties which must be paid with respect to facilities used in the manufacture of Elestat by or on behalf of ALLERGAN.

7.	AUDITS; PROCEDURE.

7.1 Recordkeeping. Each party shall keep complete and accurate records in connection with: (a) the payments provided for under this Agreement, and (b) the reports and information to be provided by one party to the other under this Agreement.

7.2 Audits. Each party shall have the right to nominate: (a) in the event of a financial audit, an independent firm of certified public or chartered accountants; or (b) in the event of a reporting audit, an appropriately qualified professional; who shall, in each case, have access to the appropriate books and records of the other party during reasonable business hours for the purpose of verifying any amounts payable, or information provided, as the case may be, under this Agreement. Notwithstanding the foregoing, neither party may exercise such audit right more than one time during any Commercial Year nor at any time more than thirty-six (36) months after the end of the period being audited.

7.3 Discrepancies; Costs. In the event that any audit hereunder reveals the amount of any payment by a party under this Agreement was different from the amount that should have been paid, then the relevant party shall make all payments required to be made to eliminate such discrepancy within thirty (30) days after the other party’s demand therefore. The fees and expenses of the accountants or other professionals performing such audit shall be borne by the party requesting the audit; unless: (a) in the case of a financial audit, any payments made were less than ninety-five percent (95%) of the amount that should have been paid during the period in question; or (b) in the case of a reporting audit, the audit reveals a material misstatement in the information reported; in which case the party responsible for such underpayment or material misstatement shall reimburse the auditing party for the costs and expenses of such audit.

8.	TERM OF AGREEMENT AND TERMINATION.

8.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 8, shall expire upon the earlier of: (a) the approval and launch of the first generic epinastine product after expiration of the below mentioned FDA exclusivity period covering Elestat in the U.S.; or (b) the approval and launch of the first over-the-counter epinastine product after expiration of Elestat’s listing in the FDA’s publication “Approved Drug Products with Therapeutic Equivalence Evaluations” (generally known as the “Orange Book” and any then-current supplement to such publication; in each case in the Territory (the “Term”).

8.2 Termination for Material Breach. Each party hereto (the “Non-breaching Party”) shall have the right to terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, upon ninety (90) days written notice to the other party (the “Breaching Party”) in the event the Breaching Party is in material breach of this Agreement unless the Breaching Party cures such breach before the expiration of the ninety (90)-day period;

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

provided, that INSPIRE shall not be entitled to terminate the Agreement under this Section 8.2 for a material breach by ALLERGAN in the event of a withdrawal of Elestat required by the FDA or other governmental agency in the Territory; further provided that such withdrawal is not the result of any gross negligence or willful misconduct of ALLERGAN. Each such notice shall set forth in reasonable detail the specifics of the material breach. Notwithstanding anything contained in this Agreement to the contrary, in the event of termination under this Section 8.2 by ALLERGAN as a result of material breach by INSPIRE, INSPIRE shall not be entitled to Elestat Tail Payments pursuant to Section 4.2.1.

8.3 Termination of Bankruptcy. Either party shall have the right to terminate this Agreement effective upon written notice to the other party in the event the non notifying party becomes insolvent or makes an assignment for the benefit of creditors, or in the event bankruptcy or insolvency proceedings are instituted against the non-notifying party or on the non-notifying party’s behalf. In the event that ALLERGAN terminates the Agreement pursuant to this Section 8.3, INSPIRE shall not be entitled to any Elestat Tail Payments pursuant to Section 4.2.1.

8.4 Termination by ALLERGAN.

8.4.1 If, for any Commercial Year, INSPIRE fails to: (1) make at least eighty-five percent (85%) of the total Presentations required by Section 3.3 for Elestat for such Commercial Year; or (2) subject to ALLERGAN’s performance of its obligations under Sections 3.2.1 and 3.9.2, achieve fifteen percent (15%) of the applicable Elestat annual U.S. Net Sales forecast set forth on Schedule B; ALLERGAN shall have the right to terminate this Agreement, which right must be exercised within sixty (60) days from the end of such Commercial Year. If ALLERGAN terminates this Agreement pursuant to this Section 8.4.1, INSPIRE shall not be entitled to Elestat Tail Payments pursuant to Section 4.2.1.

8.4.2 In the event that INSPIRE, through merger, acquisition, or otherwise, becomes an Affiliate of a Direct Competitor, ALLERGAN shall be entitled to terminate this Agreement, which right must be exercised within three (3) months from the occurrence of such event. In the event that INSPIRE becomes an Affiliate of a Direct Competitor within thirty (30) months of the Effective Date and ALLERGAN exercises its right to terminate this Agreement pursuant to this Section 8.4.2, INSPIRE shall not be entitled to any Elestat Tail Payments pursuant to Section 4.2. If INSPIRE becomes an Affiliate of a Direct Competitor more than thirty (30) months after the Effective Date, and ALLERGAN exercises its right to terminate this Agreement pursuant to this section 8.4.2, then INSPIRE shall be entitled to Elestat Tail Payments under Section 4.2.

8.5 Termination By INSPIRE. In the event that ALLERGAN is required by the FDA or other governmental agency to withdraw Elestat from the market in the Territory for any period of ninety (90) or more consecutive days, INSPIRE shall be entitled to terminate this Agreement pursuant to this Section 8.5 within ninety (90) days thereafter, and upon such termination shall be entitled to Elestat Tail Payments under Section 4.2, if ALLERGAN is subsequently able to sell Elestat.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

8.6 Effects Termination or Expiration. Upon any termination or expiration of this Agreement pursuant to this Article 8, for whatever reason, then, in any such case:

8.6.1 All of INSPIRE’s rights hereunder to market, promote and detail Elestat and to use ALLERGAN’s Trademarks shall terminate and INSPIRE shall discontinue all marketing, promotion and detailing activities hereunder;

8.6.2 Each party shall promptly return to the other party, at the other party’s expense, all such party’s Confidential Information; except that each party may retain for its records one copy of any materials provided to it by the other party;

8.6.3 INSPIRE shall promptly return to ALLERGAN, at ALLERGAN’s expense, all useable samples of Elestat then in the possession of INSPIRE and its Sales Force and ALLERGAN shall reimburse to INSPIRE, within thirty (30) days of receipt, the Standard Unit Costs for such samples; provided that, in the event this Agreement is terminated by ALLERGAN pursuant to Section 8.2 for INSPIRE’s material breach, INSPIRE shall not be entitled to receive reimbursement for the Standard Unit Costs of samples.

8.7 Accrued Rights, Surviving Obligations. Termination of this Agreement shall: (a) not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination; except for termination by INSPIRE under Section 8.5; and (b) not relieve either party from the rights or obligations that are expressly indicated to survive termination or expiration of this Agreement. In addition to the provisions of this Agreement which expressly survive, all of the parties’ rights and obligations under, and the provisions contained in Sections 4.1 (for payments due for sales before the expiration or termination the Agreement), 4.2, 4.3, and 4.4, and Articles 1, 7, 8, 10, 11 and 12 of this Agreement shall survive the expiration or termination of this Agreement.

9.	REPRESENTATIONS AND WARRANTIES.

9.1 Mutual Representations and Warranties. Each of the parties hereby represents and warrants to the other party that:

9.1.1 as of the Effective Date, such party: (1) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated; (2) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (3) is in compliance with all requirements of Applicable Law, except to the extent that any noncompliance with either subsection (2) or (3) of this Section 9.1.1 would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party’s ability to perform its obligations under this Agreement;

9.1.2 this Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights), and the execution, delivery and performance of the Agreement by such party does

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

9.1.3 as of the Effective Date: (1) each party has the full power and authority to enter into this Agreement and to carry out the obligations contemplated hereby; and (2) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement.

9.1.4 With respect to each party’s Trademarks in the Territory:

(a) each party is the owner or licensee of its issued trademark registrations listed in Schedule A to this Agreement;

(b) each party’s respective Trademarks are in full force and effect and will be maintained by INSPIRE or by ALLERGAN or ALLERGAN’s licensor, as applicable, in the Territory during the Term; and

(c) there is no action, suit or proceeding pending or, to the knowledge of such party, that has been threatened in writing by any Third Party which, if adversely determined, would have a material adverse effect upon the ability of either party to use the Trademarks in connection with the marketing and promotion of Elestat in the Field of Use in the Territory.

9.2 Representations, Warranties and Covenants of ALLERGAN. ALLERGAN hereby represents, warrants and covenants to INSPIRE that:

9.2.1 as of the Effective Date, there is no litigation, arbitration, claim, governmental investigation or other proceeding (formal or informal) pending, or, to the knowledge of ALLERGAN, threatened in writing, within the Territory relating to Elestat;

9.2.2 ALLERGAN is the lawful holder of all rights under the Regulatory Approvals in the Territory;

9.2.3 ALLERGAN has maintained and will maintain and keep in full force and effect all agreements (including, without limitation, the Existing Agreement) necessary to perform its obligations under this Agreement ALLERGAN covenants to INSPIRE that, with respect to the Existing Agreement:

(a) ALLERGAN shall diligently fulfill all of its obligations thereunder;

(b) ALLERGAN shall not enter into any agreement to modify or amend the Existing Agreement which adversely affects the rights of INSPIRE under this Agreement without the prior written consent of INSPIRE;

(c) ALLERGAN shall not terminate the Existing Agreement, in whole or in party, directly or indirectly, without the prior written consent of INSPIRE; and

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

(d) ALLERGAN shall promptly furnish to INSPIRE copies of all notices received by ALLERGAN relating to alleged breaches or defaults by ALLERGAN of its obligations under the Existing Agreement.

9.3 Representations, Warranties and Covenants of INSPIRE. INSPIRE hereby represents, warrants and covenants to ALLERGAN that:

9.3.1 it has and will continue to have adequate financial resources and adequate personnel to carry out its obligations hereunder and in particular under Article 3 during the Term of this Agreement;

9.3.2 as of the Effective Date, there is no litigation, arbitration, claim, governmental investigation or other proceeding (formal or informal) pending, or, to the knowledge of INSPIRE, threatened in writing, which would affect INSPIRE’s ability to market promote and detail Elestat in the Field of Use in the Territory.

10.	INDEMNIFICATION; INSURANCE.

10.1 Indemnification by ALLERGAN.

10.1.1 Except for any liabilities, damages, costs or expenses, including reasonable attorneys’ fees (collectively, “Liabilities”) for which INSPIRE has agreed to indemnify ALLERGAN pursuant to Section 10.2 hereof, ALLERGAN shall indemnify, defend and hold INSPIRE and its Affiliates and their respective directors, officers, employees and agents (collectively the “INSPIRE Indemnified Parties”) harmless from and against all Liabilities to the extent such Liabilities: (1) arise out of, relate to or result from the breach by ALLERGAN of any of its representations, warranties or covenants contained within this Agreement; or (2) arise out of, relate to or result from any claim, lawsuit or other action by a Third Party related to the manufacture, use or sale of Elestat in the Territory during the Term of this Agreement, except to the extent such claim, lawsuit or other action results from INSPIRE’s negligence or willful misconduct; or (3) are attributable solely to statements or representations by ALLERGAN, its employees, or its agents, that are contrary to the Elestat Labeling, or the Promotional Materials; or (4) arise out of, relate to or result from any claim, lawsuit or other action by a Third Party asserting that the use of any ALLERGAN Trademark in accordance with the terms of this Agreement violates any Third Party’s trademark or other intellectual property rights; or (5) arise out of, relate to or result from any claim, lawsuit or other action by a Third Party that the manufacture, use, or sale of Elestat infringes the patent, copyright or other Intellectual Property Right of such party; or (6) arise out of, relate to or result from any claim, lawsuit or other action by a Third Party that arises out of a material breach by ALLERGAN of this Agreement.

10.1.2 INSPIRE shall promptly notify ALLERGAN of any claim for which it intends to seek indemnification pursuant to this Section 10.1 (a “INSPIRE Indemnified Claim”), upon becoming aware thereof, shall permit ALLERGAN at ALLERGAN’s cost to defend against such INSPIRE Indemnified Claim and to control the defense and disposition (including, without limitation, all decisions to litigate, settle or

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

appeal) of such INSPIRE Indemnified Claim and shall cooperate in the defense thereof. INSPIRE may, at its option and expense, have its own counsel participate in any such proceeding and shall cooperate with ALLERGAN and its insurer in the disposition of any such matter. Except with the prior consent of INSPIRE, which consent shall not be unreasonably withheld or delayed, ALLERGAN may not enter into any settlement of any INSPIRE Indemnified Claim unless such settlement includes an unqualified release of the INSPIRE Indemnified Parties.

10.2 Indemnification by INSPIRE.

10.2.1 Except for Liabilities for which ALLERGAN has agreed to indemnify INSPIRE pursuant to Section 10.1 hereof, INSPIRE shall indemnify, defend and hold ALLERGAN and its Affiliates and their respective directors, officers, employees and agents (collectively, the “ALLERGAN Indemnified Parties”) harmless from and against all Liabilities to the extent that such Liabilities: (1) arise out of, relate to or result from the breach by INSPIRE of its representations, warranties or covenants contained within this Agreement; or (2) are attributable to statements or representations by INSPIRE, its employees, or its agents, that are contrary to the Elestat Labeling or the Promotional Materials; or (3) arise out of, relate to or result from any claim, lawsuit or other action by a Third Party that arises out of a material breach by INSPIRE of this Agreement.

10.2.2 ALLERGAN shall promptly notify INSPIRE of any claim for which it intends to seek indemnification pursuant to this Section 10.2 (an “ALLERGAN Indemnified Claim”), upon becoming aware thereof, shall permit INSPIRE at INSPIRE’s cost to defend against such ALLERGAN Indemnified Claim and to control the defense and disposition (including, without limitation, all decisions to litigate, settle or appeal) of such ALLERGAN Indemnified Claim and shall cooperate in the defense thereof. ALLERGAN may, at its option and expense, have its own counsel participate in any such proceeding and shall cooperate with INSPIRE and its insurer in the disposition of any such matter. Except with the prior consent of ALLERGAN, which consent shall not be unreasonably withheld or delayed, INSPIRE may not enter into any settlement of any ALLERGAN Indemnified Claim unless such settlement includes an unqualified release of the ALLERGAN Indemnified Parties.

10.3 Insurance. Each party, at its own expense, shall maintain comprehensive general/product liability insurance with a minimum limit of liability per occurrence of [confidential treatment requested] and shall provide the other party with a certificate of such insurance naming the other party as an additional insured. Each party’s insurance policy shall require at least thirty (30) days’ notice to the other party prior to cancellation or material change in the policy.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

11.	CONFIDENTIALITY.

11.1 Confidential Information.

11.1.1 The parties hereto recognize that technical, scientific and other data and information relating to Elestat, as well as information relating to each party’s technology; know-how; processes; patent applications; trade secrets; inventions; ideas; formula or test data relating to any research project; work in process; future development; engineering; manufacturing; regulatory; marketing; servicing; financing or personnel matters; present or future products; sales; suppliers; clients; customers; employees; investors or business, whether in oral, written, graphic or electronic form (hereinafter referred to collectively as ”Information”), disclosed by one party or its Affiliates to the other or its Affiliates hereunder, is of considerable value to the disclosing party and is to be considered highly confidential. For the purposes hereof, “Confidential Information” shall hereinafter collectively mean that Information received by a receiving party or its Affiliates from a disclosing party or its Affiliates. In view of the definition of Confidential Information set forth above, the Confidential Information that INSPIRE is obligated to hold in confidence pursuant to this Agreement is different from, but overlaps with, the Confidential Information that ALLERGAN is obligated to hold in confidence pursuant to this Agreement.

11.1.2 The parties agree that the material financial terms of this Agreement and the Marketing Plan will be considered Information of both parties and disclosure will be limited to members of the JCC and those persons in the respective organizations that have a need to know and are parties to confidentiality agreements covering the Information having provisions at least as stringent as those in this Agreement.

11.1.3 INSPIRE and ALLERGAN will, through the JCC, mutually agree on the Information which is to be presented to the Field of Use relating to the detailing of Elestat. This Information is not considered to be Confidential Information.

11.1.4 The amount of Information to be disclosed shall be completely within the discretion of the disclosing party. To the extent practical, Information shall be disclosed in tangible form and marked as “Confidential.” Information disclosed in an intangible form, such as orally or by visual inspection, shall not be considered Confidential Information unless the disclosing party confirms in writing the fact and general nature of the disclosure within one (1) month after it is made. References to the receiving party in this Article 11 refer to INSPIRE and its Affiliates, if any, on the one hand, and ALLERGAN and its Affiliates, on the other hand, as the case may be.

11.1.5 Notwithstanding anything in this Agreement to the contrary, ALLERGAN shall not be obligated to provide INSPIRE with any technical information or data, including but not limited to, technical information relating to Elestat, including but not limited to, information and data relating to formulation, and analytical methods relating to Elestat, unless such technical information is already in the public domain.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

11.2 Obligation to Maintain Confidentiality of Information. INSPIRE and ALLERGAN each hereby covenants not to use Confidential Information, or any part thereof, except for the purposes of this Agreement. In addition, each receiving party shall keep all Confidential Information in complete confidence and shall not disclose or make such Confidential Information, or any part thereof, available to Third Parties except:

11.2.1 In the case of ALLERGAN, for the purpose of obtaining and maintaining any necessary Regulatory Approvals for the sale of Elestat under this Agreement in the Territory;

11.2.2 To the extent that the disclosing party may agree in writing, such agreement to be obtained prior to any disclosure by receiving party;

11.2.3 To the extent that such Confidential Information can be demonstrated by written records to be known to the receiving party or its Affiliates at the time of receipt thereof from the disclosing party;

11.2.4 To the extent that such Confidential Information is or may become a matter of public knowledge other than through any act or omission of the receiving party or its Affiliates in breach of this Agreement; or

11.2.5 To the extent required by law, statute, rule or court order, including, without limitation, by the rules and regulations of the Securities and Exchange Commission, to be disclosed (the disclosing party shall, however, use reasonable efforts to obtain confidential treatment of any such disclosure, consult with the other party and permit the other party to participate in seeking an appropriate protective order). INSPIRE acknowledges that sales reports received by INSPIRE from ALLERGAN pursuant to Section 3.9.3 are subject to the restrictions of Section 3.9.3.

11.3 Information Disclosed Prior to Effective Date. Section 11.2 above shall also apply to the Information relating to the subject matter of this Agreement disclosed by a party or its Affiliates to the other party or its Affiliates prior to the Effective Date of this Agreement.

11.4 Survival of Obligation. Obligations under this Article 11 shall be in force during the term of this Agreement and any extension hereof and shall survive expiration or termination (as the case may be) of this Agreement for a period of [confidential treatment requested].

11.5 Injunctive Relief. The parties hereto acknowledge that either party’s breach of this Article 11 may cause the other party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

12.	GENERAL PROVISIONS.

12.1 Integration/Modification. This Agreement is a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. The Schedules referred to in this Agreement are incorporated herein and made a part of this Agreement by this reference. This Agreement supersedes all prior and contemporaneous

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to Elestat, ALLERGAN Trademarks, Elestat Labeling or Promotional Materials are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

12.2 Relationship Between the Parties. The parties have no ownership interest in the other and their relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

12.3 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.

12.4 Assignment. Neither INSPIRE nor ALLERGAN shall delegate duties of performance or assign, in whole or in part, rights or obligations under this Agreement, either to an Affiliate or a Third Party, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, and any attempted delegation or assignment without such written consent shall be of no force or effect. Notwithstanding the foregoing, INSPIRE and ALLERGAN may assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. This Agreement shall be binding upon the permitted successors and assigns of the parties hereto.

12.5 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

12.6 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

12.7 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

If to INSPIRE, notices must be addressed to:

INSPIRE Pharmaceuticals, Inc.

4222 Emperor Boulevard

Suite 200

Durham, North Carolina 27703

Attention: Gregory J. Mossinghoff

Telephone: (919) 941-9777

Facsimile: (919) 941-9797

with a copy to:

Reed Smith LLP

Princeton Forrestal Village

136 Main Street, Princeton, NJ 08540

Attention: Diane M. Frenier, Esq.

Telephone: (609) 514-5999

Facsimile: (609) 951-0824

If to ALLERGAN, notices must be addressed to:

Allergan Sales, LLC

2525 Dupont Drive

Irvine, CA 92612 U.S.A.

Attention: Vice President, Operations

Telephone: (714) 246-4767

Facsimile: (714) 246-6557

With a copy to:

Allergan, Inc.

2525 Dupont Drive

Irvine, CA 92612 U.S.A.

Attention: General Counsel

Telephone: (714) 246-4658

Facsimile: (714) 246-6987

In the case of notices given pursuant to Section 10.3, with a copy to:

Allergan, Inc.

2525 Dupont Drive

Irvine, CA 92612 U.S.A.

Attention: Risk Management Department

Facsimile: (714) 246-4162

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

12.8 Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any extraordinary, unexpected and/or unavoidable event, such as acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within ten (10) calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three (3) month period, the other party may then terminate this Agreement by written notice to the non-performing party.

12.9 Arbitration.

12.9.1 Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration under the then current commercial arbitration rules of the American Arbitration Association (“AAA”). The place of arbitration of any dispute: (1) initiated by INSPIRE shall be Irvine, California; and (2) initiated by ALLERGAN shall be Raleigh-Durham, North Carolina. Such arbitration shall be conducted by one arbitrator mutually acceptable to the parties or if not, to be selected under the rules of the AAA. The parties shall instruct such arbitrators to render a determination of any such dispute within four (4) months after their appointment.

12.9.2 Any award rendered by the arbitrator shall be final and binding upon the parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared unless the arbitrator assess as part of their award all or any part of the arbitration expenses of one party (including reasonable attorneys’ fees) against the other party.

12.9.3 This Section 12.9 shall not prohibit a party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other party which would cause irreparable harm to the first party.

12.10 Governing Law. Notwithstanding its place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, irrespective of its laws regarding choice or conflict of laws.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

12.11 Interpretation.

12.11.1 The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

12.11.2 All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

12.11.3 Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

12.11.4 All references to days in this Agreement shall mean calendar days, unless otherwise specified.

12.11.5 Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

12.12 Counterparts. This Agreement may be executed in one or more counterparts (which may be delivered via facsimile), each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

12.13 Further Assurances. Each party to this Agreement shall, at its own expense, furnish, execute, and deliver all documents and take all actions as may reasonably be required to effect the terms and purposes of this Agreement.

12.14 Public Announcements. Except to the extent such disclosures are already in the public domain or are necessary, in the reasonable judgment of a party, to comply with applicable laws or regulations (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by a party are traded), no announcement, news release, public statement, publication, or presentation announcing for the first time the existence of this Agreement will be made without the other party’s prior written approval, which approval shall not be unreasonably withheld (provided that each party agrees to give the other party reasonable advance notice of any subsequent such announcement, news release, public statement, publication, or presentation). The parties agree that they will coordinate the initial announcement or press release relating to the existence of this Agreement, so that such initial announcement or press release by each is made contemporaneously. In all disclosures described in this Section 12.14, each party shall provide the other party with advance notice of any such disclosure and a copy of the proposed text and afford such other party a reasonable opportunity to review and comment upon the proposed disclosure. The parties’ approved news release relating to this Agreement is attached hereto in Schedule C.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

12.15 Non-Compete. During the Term, INSPIRE shall not manufacture, sell, distribute, market, promote or detail any ophthalmic anti-allergy product in the Field of Use, other than Elestat.

12.16 Non-Solicitation. The parties hereto recognize that each party has a substantial interest in preserving and maintaining confidential its Confidential Information hereunder. Each party hereto recognizes that certain of the other party’s employees, including those engaged in the marketing, promotion and detailing of Elestat may have access to such Confidential Information of the other party. The parties hereto therefore agree not to solicit or otherwise induce or attempt to induce for purposes of employment, any employees from the other party involved in the marketing, promotion or detailing of Elestat during the Term of this Agreement and for a period of one year thereafter.

IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Agreement as of the date first written above.

ALLERGAN SALES, LLC		INSPIRE PHARMACEUTICALS, INC.

By:	/s/ F. Michael Ball	By:	/s/ Gregory J. Mossinghoff
	F. Michael Ball		Gregory J. Mossinghoff
	President		President

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

SCHEDULE A

TRADEMARKS

ALLERGAN TRADEMARKS:

ALLERGAN® and related logos

ELESTAT™

INSPIRE TRADEMARKS:

INSPIRE and related logo

Schedule A-1

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

SCHEDULE B

ELESTAT™ ANNUAL U.S. NET SALES FORECAST

[CONFIDENTIAL TREATMENT REQUESTED]

Schedule B-1

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

SCHEDULE C

NEWS RELEASE

Confidential

ALLERGAN AND INSPIRE ENTER INTO COLLABORATION

TO CO-PROMOTE ELESTAT™ IN THE U.S.

IRVINE, Calif. and DURHAM, North Carolina – December 8, 2003 – Allergan, Inc. (NYSE: AGN) and Inspire Pharmaceuticals, Inc. (Nasdaq: ISPH) today announced that they have entered into a co-promotion agreement in the United States for Elestat™ (epinastine HCL ophthalmic solution 0.05%) within the ophthalmic specialty area. Elestat™ was approved by the U.S. Food & Drug Administration in October 2003 for the prevention of itching associated with allergic conjunctivitis.

Under the terms of the agreement, Inspire will provide Allergan with an up-front payment and Allergan will pay a royalty to Inspire on Elestat™ net sales. In addition, this agreement calls for Allergan to significantly reduce its existing royalty payment to Inspire for Restasis® (cyclosporine ophthalmic emulsion 0.05%), that is covered by a previous agreement between Allergan and Inspire.

Inspire will have the primary responsibility for selling, promotional and marketing activities related to Elestat™, and will incur associated costs. Allergan and Inspire will work collaboratively on overall product strategy and management.

Allergan will record Elestat™ sales and retain all other product costs and licensing rights. Allergan will also maintain responsibility for all international marketing and selling activities and expects to launch Elestat™ in Europe under the brand name Relestat™ in early 2004.

David Pyott, Allergan’s Chairman, President and Chief Executive Officer said: “With four new Allergan Eye Care products approved in the last 12 months, this partnership with Inspire for Elestat™ will allow Allergan to focus its sales and marketing organization on its key business drivers: Lumigan®, (bimatoprost ophthalmic solution 0.03%) Restasis®, Zymar™ (gatifloxacin ophthalmic solution 0.3%), and Acular LS® (ketorolac tromethamine ophthalmic solution 0.5%) while maximizing the value of this recently approved technology with a high quality company such as Inspire.”

Christy L. Shaffer, Ph.D., Chief Executive Officer of Inspire, said, “Inspire has made significant progress in building its ophthalmology sales and marketing organization and will have a first-rate force in place to launch Elestat™ in the first quarter of 2004. This will be the first product launch for Inspire – a major milestone for our growing company as we prepare for the potential approval of diquafosol.”

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[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

Elestat™, a topical antihistamine with mast cell stabilizing and anti-inflammatory activity, is licensed from Boehringer-Ingelheim and was developed by Allergan for the relief of ocular itching associated with ocular allergies. Its multi-action effects inhibit binding to both H1 and H2 receptors, while preventing recruitment and activation of pro-inflammatory mediators that can trigger and exacerbate the allergic response. Elestat™ has a rapid onset of action, and in pivotal clinical trials was well tolerated by patients and demonstrated a favorable safety profile. The most frequently reported ocular side effects occurring in approximately 1-10% of patients included burning sensation in the eye, folliculosis, hyperemia and pruritus. The annual U.S. market for ocular allergy approximates $325 million, with a strong growth rate of 23%. (Source: IMS – the market and growth rate information is a moving annual total as of the end of June 2003.)

Forward-looking Statements

This press release contains “forward-looking statements,” such as the statements by Mr. Pyott and Dr. Shaffer and other statements regarding ELESTAT™, potential growth rates, the ELESTAT™ product launch, adverse effects and product availability, among other statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s and Inspire’s expectations and projections. Risks and uncertainties include, among other things, general industry and pharmaceutical market conditions; general domestic and international economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product marketing, such as the unpredictability of market acceptance for a new pharmaceutical product; potential difficulties in manufacturing a new product formulation; domestic and foreign healthcare reforms; trends toward managed care and healthcare cost containment; and governmental laws and regulations affecting domestic and foreign operations. Additional information concerning these and other risk factors can be found in press releases issued by Allergan and Inspire as well as Allergan’s and Inspire’s public periodic filings with the Securities and Exchange Commission, including Allergan’s and Inspire’s respective Forms 10-K for the year ended December 31, 2002, Allergan’s Form 10-Q for the quarter ended September 26, 2003 and Inspire’s Form 10-Q for the quarter ended September 30, 2003.

Copies of Allergan’s press releases, public filings and additional information about Allergan are available on the World Wide Web at www.allergan.com, or you can contact the Allergan Investor Relations Department at 714-246-4636. For copies of Elestat™ prescribing information, please contact Allergan’s scientific information and medical compliance department at 800-433-8871.

Copies of Inspire’s press releases, public filings and additional information about Inspire are available on the World Wide Web at www.inspirepharm.com, or you can contact the Inspire Investor Relations Department at 919.941.9777.

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[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

About Allergan

Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator and skin care markets that deliver value to our customers, satisfy unmet medical needs, and improve patients’ lives.

About Inspire

Inspire Pharmaceuticals, Inc. discovers and develops new drugs to treat diseases characterized by deficiencies in the body’s innate defense mechanisms of mucosal hydration and mucociliary clearance, as well as other non-mucosal disorders. Mucosal defense mechanisms are the natural way that the body defends its mucosal surfaces against dust, pollutants, bacteria and viruses. Inspire’s lead product candidates target ophthalmic and respiratory diseases with inadequate current treatments. In addition to this partnership with Allergan, Inspire has development and commercialization alliances with Santen Pharmaceutical Co., Ltd. and Kirin Brewery Co., Ltd., and a collaboration with Cystic Fibrosis Foundation Therapeutics, Inc. Inspire’s products are based on proprietary technology relating to P2Y2 receptors and to non-P2Y2 receptors that show therapeutic promise, including P2Y12.

Contacts:

Allergan, Inc.

Jim Hindman (714) 246-4636 (investors)

Joann Bradley (714) 246-4766 (investors)

Jeff Richardson          (714) 246-5324 (media)

Inspire Pharmaceuticals, Inc.

Mary Bennett             (919) 941-9777, ext. 245 (investors)

Emily Poe                    (212) 845-4266 (media)

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